Exhibit 99.1

Goldman Sachs BDC, Inc. Reports March 31, 2021 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – May 6, 2021

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the first quarter ended March 31, 2021 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended March 31, 2021 was $0.57. Excluding purchase discount amortization per share of $0.09 from the Merger (as defined below), adjusted net investment income per share was $0.48, equating to an annualized net investment income yield on book value of 12.0%[1]. Earnings per share for the quarter ended March 31, 2021 was $0.60;

•

Net asset value per share for the quarter ended March 31, 2021 increased 0.6% to $16.00 from $15.91 as of December 31, 2020. The Company’s net debt to equity ratio was approximately flat, at 0.96x as of March 31, 2021 versus 1.00x as of December 31, 2020;

•

The Board declared a regular second quarter dividend of $0.45 per share payable to shareholders of record as of June 30, 2021;[2] In addition, the Company paid a special dividend of $0.05 per share on March 15, 2021, which is the first of its three quarterly installments of special dividends aggregating to $0.15 per share;

•

During the quarter, the Company made new investment commitments of $188.3 million and had fundings of previously unfunded commitments of $44.7 million. Sales and repayments activity totaled $254.0 million, resulting in a net funded portfolio change of $(58.2) million;

•

As of March 31, 2021, the Company’s total investments at fair value and commitments were $3,426.4 million, comprised of investments in 118 portfolio companies across 38 industries. The investment portfolio was comprised of 96.8% senior secured debt, including 82.4% in first lien investments;[3]

•

No new investments were placed on non-accrual during the quarter, and as of March 31, 2021, investments on non-accrual status represented 0.3% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively. The percentage of non-accrual investments was unchanged compared to December 31, 2020;

•	As of March 31, 2021, 63% of the Company’s approximately $1,608.0 million of total principal amount of debt outstanding was in unsecured debt and 37% in secured debt.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2021	As of December 31, 2020
Investment portfolio, at fair value[3]	$3,202.6	$3,242.8
Total debt outstanding[4]	$1,608.0	$1,644.4
Net assets	$1,625.9	$1,615.1
Net asset value per share	$16.00	$15.91
Net debt to equity	0.96x	1.00x

(in $ millions, except per share data)	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020
Total investment income	$82.6	$78.9
Net investment income after taxes	$57.6	$55.3
Less: Purchase discount amortization	9.1	10.1
Adjusted net investment income after taxes[5]	$48.5	$45.2
Net realized and unrealized gains (losses)	$3.0	$117.4
Add: Realized/Unrealized gains from the purchase discount	9.1	(73.9)
Adjusted net realized and unrealized gains (losses)[5]	$12.1	$43.5
Net investment income per share (basic and diluted)	$0.57	$0.59
Less: Purchase discount amortization per share	0.09	0.11
Adjusted net investment income per share[5]	$0.48	$0.48
Weighted average shares outstanding	101.6	94.2
Distributions declared per share	$0.50	$0.45

Total investment income for the three months ended March 31, 2021 and December 31, 2020 was $82.6 million and $78.9 million, respectively. The increase in investment income was primarily driven by investment activity during the fourth quarter of 2020 and the inclusion of the assets acquired in the Merger for the full quarter compared to a partial quarter in December 2020.

Net expenses before taxes for the three months ended March 31, 2021 and December 31, 2020 were $24.7 million and $23.4 million, respectively. Net expenses increased by $1.3 million primarily as a result of an increase in interest and other debt expenses related to the unsecured notes due 2026, an increase in net management fees, partially offset by a decrease in net incentive fees.

INVESTMENT ACTIVITY3

Summary of Investment Activity for the three months ended March 31, 2021 was as follows:

	New Investment
	Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$170.3	90.4%	$218.0	85.8%
1st Lien/Last-Out Unitranche	6.6	3.5	13.9	5.5
2nd Lien/Senior Secured Debt	1.8	0.9	4.8	1.9
Preferred Stock	7.1	3.8	—	—
Common Stock	2.5	1.4	17.3	6.8

Total	$188.3	100.0%	$254.0	100.0%

During the three months ended March 31, 2021, new investment commitments and fundings were across four new portfolio companies and nine existing portfolio companies. Sales and repayments were primarily driven by the full repayment of investments in ten portfolio companies.3

PORTFOLIO SUMMARY3

As of March 31, 2021, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$2,499.5	78.1%
1st Lien/Last-Out Unitranche	137.3	4.3
2nd Lien/Senior Secured Debt	461.8	14.4
Unsecured Debt	0.3	0.0
Preferred Stock	55.0	1.7
Common Stock	48.0	1.5
Warrants	0.7	0.0
Total	$3,202.6	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2021	December 31, 2020
Number of portfolio companies	118	123
Percentage of performing debt bearing a floating rate[5]	99.0%	99.1%
Percentage of performing debt bearing a fixed[5]	1.0%	0.9%
Weighted average yield on debt and income producing investments, at amortized cost[6]	8.8%	8.7%
Weighted average yield on debt and income producing investments, at fair value[6]	8.8%	8.9%
Weighted average leverage (net debt/EBITDA)[7]	6.0x	6.0x
Weighted average interest coverage[7]	2.5x	2.6x
Median EBITDA[7]	$32.4 million	$34.2 million

As of March 31, 2021, investments on non-accrual status represented 0.3% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2021, the Company had $1,608.0 million of total principal amount of debt outstanding, comprised of $593.0 million of outstanding borrowings under its senior secured revolving credit facility (“Senior Secured Revolving Credit Facility”), $155.0 million of convertible notes, $360.0 million of unsecured notes due 2025, and $500.0 million of unsecured notes due 2026. The combined weighted average interest rate on debt outstanding was 2.89% for the quarter ended March 31, 2021. As of March 31, 2021, the Company had $1,101.1 million of availability under its Senior Secured Revolving Credit Facility and $45.5 million in cash and cash equivalents.4,8

The Company’s average and ending net debt to equity leverage ratio was 1.02x and 0.96x, respectively, for the three months ended March 31, 2021, as compared with 1.01x and 1.00x, respectively, for the three months ended December 31, 2020.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, May 7, 2021 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 3946827. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on May 7, 2021 through June 7, 2021. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 3946827. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with GAAP, we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)	The $0.45 per share dividend is payable on July 27, 2021 to stockholders of record as of June 30, 2021.

3)

The discussion of the investment portfolio excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of March 31, 2021, the Company did not have an investment in the money market fund.

4)	Total debt outstanding includes netting of debt issuance costs of $16.1 million and $17.3 million, respectively, as of March 31, 2021 and December 31, 2020.

5)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual.

6)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

7)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount to EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of March 31, 2021 and December 31, 2020, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 32.9% and 33.1%, respectively, of total debt investments at fair value.

8)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of March 31, 2021. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)	The ending net debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,055,670 and $3,089,481)	$3,097,968	$3,135,745
Non-controlled affiliated investments (cost of $64,871 and $64,699)	84,144	87,211
Controlled affiliated investments (cost of $30,465 and $28,400)	20,498	19,810

Total investments, at fair value (cost of $3,151,006 and $3,182,580)	$3,202,610	$3,242,766
Cash	45,486	32,137
Receivable for investments sold	1,020	2,600
Interest and dividends receivable	25,213	21,593
Deferred financing costs	10,664	11,350
Other assets	2,638	1,916

Total assets	$3,287,631	$3,312,362

Liabilities
Debt (net of debt issuance costs of $16,083 and $17,323)	$1,591,920	$1,627,060
Interest and other debt expenses payable	11,759	10,163
Management fees payable	7,700	5,945
Incentive fees payable	—	2,665
Distribution payable	45,720	45,690
Unrealized depreciation on foreign currency forward contracts	108	355
Directors’ fees payable	230	—
Accrued expenses and other liabilities	4,249	5,343

Total liabilities	$1,661,686	$1,697,221

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 101,599,020 and 101,534,370 shares issued and outstanding as of March 31, 2021 and December 31, 2020)	102	102
Paid-in capital in excess of par	1,622,948	1,621,813
Distributable earnings	4,316	(5,353)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$1,625,945	$1,615,141

TOTAL LIABILITIES AND NET ASSETS	$3,287,631	$3,312,362

Net asset value per share	$16.00	$15.91

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$78,165	$29,515
Payment-in-kind	2,136	614
Other income	995	247
From non-controlled affiliated investments:
Dividend income	765	5
Interest income	76	665
Payment-in-kind	149	190
Other income	—	5
From controlled affiliated investments:
Interest income	23	305
Payment-in-kind	309	426

Total investment income	$82,618	$31,972

Expenses:
Interest and other debt expenses	$14,966	$8,894
Incentive fees	12,055	—
Management fees	8,200	3,666
Professional fees	725	714
Directors’ fees	232	139
Other general and administrative expenses	1,098	613

Total expenses	$37,276	$14,026

Fee waivers	(12,555)	(660)

Net expenses	$24,721	$13,366

NET INVESTMENT INCOME BEFORE TAXES	$57,897	$18,606

Income tax expense, including excise tax	$314	$427

NET INVESTMENT INCOME AFTER TAXES	$57,583	$18,179

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$7,508	$(5,434)
Controlled affiliated investments	—	(4,704)
Foreign currency forward contracts	(114)	28
Foreign currency transactions	68	5
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(3,966)	(73,044)
Non-controlled affiliated investments	(3,239)	3,793
Controlled affiliated investments	(1,377)	(3,399)
Foreign currency forward contracts	247	82
Foreign currency translations	3,872	615

Net realized and unrealized gains (losses)	$2,999	$(82,058)

(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(114)	99

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$60,468	$(63,780)

Weighted average shares outstanding	101,584,473	40,396,319
Net investment income per share (basic and diluted)	$0.57	$0.45
Earnings (loss) per share (basic and diluted)	$0.60	$(1.58)

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Itai Baron, 212-855-9892

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.